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                                                                   Exhibit 10.27


                            SECURED PROMISSORY NOTE &
                              ASSIGNMENT AGREEMENT

$125,000                                                        March 13, 2002

1. FOR VALUE RECEIVED, the undersigned, Alexander Tellez on behalf of himself and the A. Tellez Limited Partnership, (Obligor"), hereby promises to pay to the order of Davox Corporation a Delaware corporation or its successors ("Lender"), at its principal office at 6 Technology Park Drive, Westford, MA 01886 or at such other place as may be designated from time to time in writing by Lender, the principal sum of One-Hundred-Twenty-Five-Thousand Dollars and Zero Cents ($125,000) together with interest in arrears from and including the date hereof on the unpaid principal balance hereunder at the mid-term Monthly Applicable Federal Rate (AFR) of interest. Interest shall be calculated on the basis of actual number of days elapsed and a year of 365 or 366 days, as applicable. Notwithstanding any other provision of this Promissory Note, Lender does not intend to charge and Obligor shall not be required to pay any interest or other fees or charges in excess of the maximum permitted by applicable law; any payments in excess of such maximum shall be credited to reduce principal hereunder. Principal and interest shall be payable in lawful money of the United States of America.

2. All principal and interest hereunder shall be due and payable on the earlier of: (i) January 14, 2004 or on the date that Obligor is no longer employed by Lender (the "Maturity Date"). Notwithstanding the immediately preceding sentence, the Lender, in its sole discretion, may at any time or from time to time extend the Maturity Date by one or more periods of seven (7) days each.

3. Obligor acknowledges that certain Deferred Common Holder Payments, as defined in the Agreement and Plan of Merger By And Among Davox Corporation, AP Acquisition Corporation and Cellit, Inc. ("Merger Agreement"), are to be paid to Obligor pursuant to the terms of the Merger Agreement. Obligor hereby assigns to Lender all Delayed Common Holder Payments to Mr. Alexander Tellez and the A. Tellez Limited Partnership up to a maximum of the principal and interest owing hereunder. If this Agreement is not enough evidence for the Escrow Agent (as defined in the Merger Agreement), Obligor will execute and deliver whatever writings are required to ensure that such Delayed Common Holder Payments are automatically paid to Lender when they become payable. Lender shall be paid all Delayed Common Holder Payments of Obligor's until such time as all principal and interest thereon is paid in full. Notwithstanding the foregoing, in the event the Escrow Agent will not pay such Deferred Common Holder Payments directly to Lender, Obligor must do so immediately upon receipt of such funds until all such principal and interest thereon is paid in full.

4. If any day on which a payment is due pursuant to the terms of this Promissory Note is not a day on which banks in the Commonwealth of Massachusetts are generally open (a "Business Day"), such payment shall be due on the next Business Day following.

5. This Promissory Note may be prepaid at any time, without premium or penalty, in whole or in part. Any prepayment of principal shall be accompanied by a payment of accrued interest in respect of the principal being prepaid.

6. If this Promissory Note is not paid in accordance with its terms, Obligor shall pay to Lender, in addition to principal and accrued interest thereon, all costs of collection of the principal and accrued

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                           Promissory Note -- Page 2

interest, including, but not limited to, reasonable attorneys' fees, court costs and other costs for the enforcement of payment of this Promissory Note.

7. No waiver of any obligation of Obligor under this Promissory Note shall be effective unless it is in a writing signed by Lender. A waiver by Lender of any right or remedy under this Promissory Note on any occasion shall not be a bar to exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.

8. Any notice required or permitted under this Promissory Note shall be in writing and shall be deemed to have been given on the date of delivery, if personally delivered to the party to whom notice is to be given, or on the fifth Business Day after mailing, if mailed to the party to whom notice is to be given, by certified mail, return receipt requested, postage prepaid, and addressed to the addressee at the address of the addressee set forth herein, or to the most recent address, specified by written notice, given to the sender pursuant to this paragraph.

9. This Promissory Note shall be enforceable in accordance with the laws of the Commonwealth of Massachusetts, and shall be construed in accordance therewith, and shall have the effect of a sealed instrument.

10. In the event any one or more of the provisions of this Promissory Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Promissory Note operate or would prospectively operate to invalidate this Promissory Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Promissory Note and the remaining provisions of this Promissory Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.

                                         OBLIGOR: Alexander Tellez

                                         By: /s/ Alexander Tellez
                                         Name: Alexander Tellez

AGREED AND ACCEPTED:
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Davox Corporation

/s/ Michael J. Provenzano, III
Michael Provenzano
VP Finance & CFO